Exhibit 10.2
First Amendment to the
Amended and Restated Surgery Partners, Inc.
2015 Omnibus Incentive Plan

This Amendment to the Surgery Partners, Inc. 2015 Omnibus Incentive Plan, as amended and restated effective January 1, 2020 (the “Plan”), is adopted by Surgery Partners, Inc. (the “Company”), to be effective upon approval by the stockholders of the Company.

RECITALS:

WHEREAS, the Company has established the Plan through which the Company may grant awards of stock options, stock appreciation rights, restricted stock and other stock-based awards to directors, officers and other employees of the Company and its subsidiaries, as well as other persons performing consulting or advisory services for the Company;

WHEREAS, the Company desires to amend the Plan to increase the total number of shares that may be delivered in satisfaction of Awards under the Plan by 3,500,000 shares, resulting in a total of 11,815,700 shares authorized under the Plan;

WHEREAS, the Company desires to further amend the Plan to provide for the sale of Company stock to cover required tax withholdings that are due on certain events; and

WHEREAS, the Company’s stockholders have approved this Amendment at the annual meeting of the stockholders of the Company on May 26, 2021.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.Section 4(a) is amended by deleting the first sentence in its entirety and inserting the following in its place and stead:

“Subject to adjustment as provided in Section 7, the maximum number of shares of Stock that may be delivered in satisfaction of Awards under the Plan is 11,815,700 shares.”

2.Section 6(a)(6) is amended and restated in its entirety as follows:

“(6) Taxes. The delivery, vesting and retention of Stock, cash or other property under an Award are conditioned upon full satisfaction by the Participant of all tax withholding requirements with respect to the Award. Upon the exercise or vesting of an Award that creates a taxable event to the Participant, the third-party administrator of the Plan will sell a sufficient number of shares of Stock held by the Participant under the Award to cover the minimum required tax-withholdings then due by the Participant. The Administrator will prescribe such rules for tax-withholding, including for the sale of Stock to cover withholding taxes, as it deems necessary. Alternatively, the Participant may promptly remit to the Company or an Affiliate, an amount in cash that is the full amount of all taxes required to be withheld in connection with the applicable exercise or vesting of an Award or, with the consent of the Administrator in its sole discretion, provide an alternative means for satisfying the Company’s tax withholding requirements. The Administrator may, but need not, hold back shares of Stock from an Award or permit a Participant to tender previously owned shares of Stock in satisfaction of tax withholding requirements (but not in excess of the minimum withholding required by law or such greater amount that would not result in adverse accounting consequences to the Company in the discretion of the Administrator).”

IN WITNESS WHEREOF, this Amendment is hereby executed by the undersigned officer of the Company, to be effective on May 26, 2021.

Surgery Partners, Inc.

Jennifer Baldock
Executive Vice President, Chief Administrative and Development Officer